Exhibit 99.2

Slide 1 – INTRODUCTION

Good morning. I am Lawrence Kimbrough, CEO of First Charter in Charlotte, North Carolina. In light of the current banking environment, we are very proud of our results for the first quarter of 2003, and our plan today is to share with you information about how we attained those results. In addition, we are going to review results thus far of our Strategic Plan. Finally, we will provide guidance on the Second Quarter of 2003 as well as reaffirm our guidance for the full year. If you are joining us by phone only and would also like to view our presentation during this call, please log on to our website at www.firstcharter.com and under the ‘Investor Relations’ section, click on the ‘Live Webcast’ link.

With me today are Bob Bratton, our Chief Financial Officer, Bob James, who leads Sales & Marketing, and Steve Rownd, our Chief Credit Officer.

Slide 2 – Forward Looking Statement

Please note there are several factors included in our forward-looking statement which could cause our actual results to vary from this presentation.

Slide 3 – First Quarter 2003 Guidance

Last quarter, we gave you guidance about the first quarter. Let’s see how we did.

Slide 4 – First Quarter 2003 Guidance to Actual

Our assumptions were in line as we did indeed have stable interest rates and we were able to continue our share repurchase program, purchasing 125,000 shares in the first quarter.

Our loans, including loans originated for our held for sale category, increased 4%, so we were just short of our 5% goal. Deposits increased by 7% due primarily to our increased emphasis on transaction accounts, including money market deposits.

Net interest income, however, came in lower than expected because our average interest-earning assets were less than forecasted.

Our provision for loan losses remained essentially unchanged at $2.1 million. Non-interest income was much better than we had projected. Instead of a 17% decline, we actually had a decline of only 4%. Service charge income, insurance commissions, trading gains and securities gains exceeded our projections. In addition, the gain on the sale of our credit card portfolio, which we will discuss in a moment, was higher than anticipated.

Non-interest expense was approximately what we had projected.

Our tax rate was 29% compared to projections of 30%, and net earnings came in at $0.33 per share, which was within the range we provided.

Slide 5 – Credit Card Sale – Strategic Decision

During the first quarter, we made a strategic decision to sell our credit card portfolio to MBNA. This line of business is extremely competitive and First Charter had a very small portfolio of these loans.

We also entered into a joint marketing agreement with MBNA to offer world-class products and services to our customers. MBNA is the largest issuer of affinity credit cards in the nation and is well known to provide exceptional customer service.

We believe this decision will be positive for our clients as well as First Charter as we continue to earn a fee on new accounts.

Slide 6 – Flexible Balance Sheet Management

Evidence of our transition from the small community banks that were acquired to form our $4 billion financial institution is our ability to manage our balance sheet more effectively. Our flexible balance sheet management has allowed us to provide our shareholders a satisfactory return during these weak economic times.

First, we securitized $128 million of loans in our held for sale category and moved them to our securities portfolio.

During the first quarter, we originated $69 million in mortgage loans that are currently shown on our balance sheet in the held for sale category. These loans will be securitized during the second quarter, which will increase our flexibility to manage these balances as interest rates change or if our liquidity needs change due to increased loan demand.

Checking, savings and money market deposits increased 14%. We have been pleased with our ability to shift money into these transaction accounts which increase our non-interest bearing balances, as well as reduce our dependence on certificates of deposits.

Slide 7 – Asset Quality

We continue to experience mixed results in the Asset Quality arena. We are very pleased that our delinquency levels continue to remain low for both our Commercial and Retail portfolios at 1.08% and .97% respectively. The resulting 1.03% Past Due percentage for the total bank clearly reflects our diligent collection efforts.

On the Problem Loan front, we continue to aggressively identify weak loans and take appropriate action. This quarter we added three significant loans to our Classified list. They were a $3.1 million apartment project loan, a $2.3 million estate loan and a $1 million convenience store loan.

Additionally, we continue to see smaller credits deteriorate as a result of these difficult economic times. The final major event for the first quarter was a problem loan of $2.1 million added to Non-Performing. This is a hotel loan which was already accounted for in our Reserve Methodology.

For the quarter, our Net Charge Offs continued to track at about the $2 million level as consumer losses stabilized and commercial problems worked through our pipeline.

Lastly, we continue to be encouraged by the fact that residential real estate is selling and that commercial real estate activity has improved in our OREO portfolio.

Slide 8 – Strategic Plan Update

We shared our 2003 Strategic Plan last quarter, and we want to take this opportunity to let you know the progress that we are making. Our plan depends on First Charter capitalizing on our dynamic market and on executing our Community Banking Strategy.

Slide 9 – Capitalizing on our Dynamic Market

If you are able to view the map of North Carolina on Slide 9, it is easy to see that a majority of our franchise is located in the 7-county greater Charlotte market. In fact, approximately 80 percent of our assets are located in these seven counties. Charlotte continues to be a great banking market.

Slide 10 – Capitalizing on our Dynamic Market

Last quarter we shared with you our 2003 branch expansion plans. In January 2003, we opened our new SouthPark office, which will serve as a “hub” for our banking operations in the Charlotte market.

At the present time, our Mint Hill office is under construction. We plan to open in August 2003.

We are in the process of bidding the Birkdale Village and Waterside Crossing offices, and expect to have those offices complete and open in the fourth quarter of 2003.

Slide 11 – Capitalizing on our Dynamic Market

Furthering our efforts to capitalize on this dynamic market, we have expanded our hours of operation at the new SouthPark office. The new hours are 9 a.m. to 5 p.m. Monday, Tuesday, and Wednesday, and 8 a.m. until 8 p.m. on Thursday and Friday, as well as Saturday mornings. In addition, by the end of April, we will adopt these hours at our University, Cornelius, and Matthews offices, the Highway 29 office in Concord, the Port Village office in Mooresville, and the Lincoln Center office in Lincolnton.

Upon the completion of our Mint Hill, Birkdale, and Waterside Crossing offices, we will establish the extended hours in these offices as well.

The initial response to the extended hours at SouthPark has been exciting. We are opening new checking accounts, new business checking accounts, money markets, certificate of deposits and making loans all during these extended hours and without any additional marketing to date. Once we have the extended hours at the branches mentioned earlier, we plan to advertise these hours and are confident that our business will increase even more.

Slide 12 – Community Banking Strategy

At this time, lets discuss how we are executing on our Community Banking Strategy.

Our Community Banking Strategy is one of relationship banking, which is driven by exceptional customer service that produces high levels of customer satisfaction.

Slide 13 – Relationship Strategy

We believe that a relationship strategy implies having a personal relationship with an individual. In our case, those are our consumers and closely held businesses, and this is how we define community banking. A relationship strategy depends on the quality of service provided.

Slide 14 – Consistently Delivering – “Expect More” Service

We are consistently delivering “Expect More” service to our customers. Since we began measuring the percent of our customers rating our service “Very Satisfied” in the third quarter of 2001, we have consistently remained above peer banks, which only average about 60 percent of their customers in the satisfied range. In the first quarter of 2003, 80 percent of our customers rated our service “Very Satisfied.”

Slide 15 – First Charter Premise

As we shared with you last quarter, our premise is to be a highly successful company, and to do so, we must attract more consumers and closely held businesses to First Charter.

Slide 16 – CHAMP – Totally Free Checking

Accordingly, we launched CHAMP, which stands for Checking Account Marketing Program, in the fourth quarter of 2002. The lead product is “Totally Free Checking,” which includes a free gift.

Slide 17 – CHAMP – Totally Free Business Checking

Based on the success of Totally Free Checking for consumers, we launched “Totally Free Business Checking” in February 2003. The results have been astounding.

Slide 18 – CHAMP Results

In the fourth quarter of 2002, our new account openings were triple openings in the fourth quarter of 2001. In the first quarter of 2003, we opened a total of 11,350 new checking accounts, compared to 3,776, which were opened in the first quarter of 2002. This represents an increase of 200 percent.

Our goal for new account openings in 2003 is 40,000 new accounts, and we are on track to exceed that goal!

Slide 19 – New Customer Acquisition – Attrition/Households

Our CHAMP Program is designed to attract customers to our company. What we would like to share with you now are the big payoffs we get by successfully attracting these clients to First Charter.

To begin with, our attrition ratio, or the percent of clients leaving First Charter, was approximately 17.3 percent in 2002. Nationally, banks lose between 15 and 25 percent of their customers each and every year. We were at the low end of the national range. For the first quarter of 2003, our attrition ratio has declined to 12.8 percent, which represents a 26 percent reduction in the number of customers leaving our company. This is indeed due to the excellent service we provide, and the fact that we have the best products in the market.

Next, let’s discuss our growth in Core Retail Households. We define a Core Retail Household as one having a checking account, which we consider the primary relationship driven product. In 2002, we ended the year with 64,500 core retail households. As of March 31 of 2003, we have 70,500 core retail households. That is an annualized increase of 24,000 or 37-percent retail-household growth driven by the attractiveness of our CHAMP products.

Slide 20 – New Customer Acquisition – Revenue

Further, 78 percent of all new retail checking account customers accept a First Charter debit card, and as can be seen from the slide, our debit card revenue has increased from $437,000 in first quarter 2002 to $519,000 in the first quarter of 2003, which represents a 19-percent annualized increase.

Finally, our service charge revenue has increased from $4.7 million in the first quarter in 2002, to $5.1 million in the first quarter of 2003, a 10-percent increase. These increases are primarily due to the large number of new accounts and new customers that we are attracting to our company as a result of our excellent service and excellent products.

Slide 21 – The Big Payoff

Finally, as we said before, checking account marketing is strategic. It is about competing on service and location and not just rate. It is about owning customers and having a right of first refusal for all their financial needs. And the value of the other accounts and loans that we acquire from our new checking customers, exceeds the value of the checking account. In fact, since October 2002 when we launched CHAMP, we have now acquired 10,600 totally new retail households to our company.

These 10,600 new households have purchased 27,400 additional services from First Charter.

Slide 22 – 2003 Key Growth Goals

Now we will review with you, our 2003 Key Growth Goals...

Slide 23 – Strategic Plan 2003 – Update

We laid out our 2003 plan last quarter, and we want to reaffirm this plan to you today. In some of these categories, we are ahead of schedule and hope that we will be able to increase them if they continue to track their current trend; in others we have made the appropriate internal adjustments to achieve these goals.

Slide 24 – Guidance – Second Quarter 2003

Using the same format that we have in the past, we assume that, for the second quarter, interest rates will remain stable. We have made adjustments to the sensitivity of First Charter’s balance sheet. If the prime rate increases, earnings should improve. If prime decreases, we do not anticipate a significant decrease in our earnings.

Additional share repurchases will be made throughout the year.

We estimate our second quarter loan and deposit growth will be 6% and 2%, respectively. Based on these assumptions, we believe net interest income will increase 8%. Our second quarter provision should be in line with our first quarter provision.

Noninterest income should decrease from first quarter as a result of lower levels of securities and trading gains and also because of the credit card sale recognized in the first quarter. We believe second quarter noninterest expense will also decline.

Assuming a 30% tax rate, earnings per share should be $0.32 — $0.36 for the quarter.

Slide 25 – Guidance – Annual 2003

Now let’s take a look at the guidance for the full year.

We estimate that loan and deposit growth will be 13% and 17% respectively for the year.

Stable interest rates coupled with the estimated balance sheet growth should produce a 3% increase in net interest income. Increases in the provision will cover loan growth and net chargeoffs.

Overall, we believe noninterest income and noninterest expense will increase 18% and 5% respectively.

These assumptions should generate earnings per share of $1.43 — $1.45.

Slide 26 – CLOSING

Now you have heard our results for first quarter, the results of our Strategic Plan thus far and our guidance for the second quarter and the remainder of 2003. Please note that additional financial information is provided in the Appendix of this presentation and in our 8-K filing, and will also be available during the internet replay. We would like to thank everyone for their time today and we will now turn the call back to the operator who will facilitate the questions that you might have about our presentation today.